                                  State of Minnesota
                           Office of the Secretary of State

                        AMENDMENT OF ARTICLES OF INCORPORATION

READ INSTRUCTIONS AT BOTTOM OF PAGE BEFORE COMPLETING THIS FORM

CORPORATE NAME:    AVECOR Cardiovascular Inc.


This amendment is effective on the day it is filed with the Secretary of State, unless you indicate another date, no later than 30 days after filing with the Secretary of State, in this space:



The following amendments of articles or modifications to the statutory requirements regulating the above corporation were adopted: (Insert full text of newly amended or modified article(s), indicating which article(s) is(are) being amended or added. If the full text of the amendment will not fit in the space provided, please do not use this form. Instead, retype the amendment on a separate sheet or sheets using this format.)

ARTICLE________    The Restated Articles of Incorporation of AVECOR
                   Cardiovascular Inc. have been restated as follows:


                   See Attached.


This amendment has been approved pursuant to chapter 302A, Minnesota Statutes. I certify that I am authorized to execute this amendment and I further certify that I understand that by signing this amendment, I am subject to the penalties of perjury as set forth in section 609.48 as if I had signed this amendment under oath.


                                            /s/ Anthony Badolato
                                            ----------------------------------
                                            (Signature of Authorized Person)

- --------------------------------------------------------------------------------

INSTRUCTIONS:                               FOR USE BY THE SECRETARY OF STATE

1. Type or print with dark black ink.
2. Filing fee:  $35.00
3. Make check payable to Secretary of State.
4. Mail or bring completed forms to:

   Secretary of State
   Business Services Division
   180 State Office Building
   Saint Paul, MN  55155
   (612) 296-2803

                                   SECOND RESTATED
                              ARTICLES OF INCORPORATION
                                          OF
                              AVECOR CARDIOVASCULAR INC.


                                      ARTICLE I.

The name of the corporation is AVECOR Cardiovascular Inc. (the "Corporation").


                                     ARTICLE II.

The registered office of the Corporation in Minnesota is 13010 County Road 6, Plymouth, Minnesota 55441.


                                     ARTICLE III.

The Corporation shall be authorized to issue two classes of shares of capital stock to be designated, respectively, "preferred stock" and "common stock." The total number of shares of capital stock which the Corporation shall be authorized to issue is twenty-two million (22,000,000), of which two million (2,000,000) shall be shares of preferred stock of the par value of one cent ($0.01) per share and twenty million (20,000,000) shall be shares of common stock of the par value of one cent ($0.01) per share. Shares of preferred stock of the Corporation may be issued from time to time in one or more series, each of which series shall have such distinctive designation or title and such number of shares as shall be fixed by the Board of Directors prior to the issuance of any shares thereof. Each such series of preferred stock shall have such voting powers, full or limited, or no voting powers, and such preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions providing for the issue of such series of preferred stock as may be adopted from time to time by the Board of Directors prior to the issuance of any shares thereof pursuant to the authority hereby expressly vested in it. The Board of Directors is further authorized to increase or decrease (but not below the number of shares then outstanding) the number of shares of any series of preferred stock subsequent to the issuance of shares of that series. Except as provided in the resolution or resolutions of the Board of Directors creating any series of preferred stock, and except as provided in
Article X hereof, the shares of common stock shall have the exclusive right to vote for the election and removal of directors and for all other purposes. Each holder of common stock shall be entitled to one vote for each share held.

                                     ARTICLE IV.

The Corporation shall have perpetual duration.


                                      ARTICLE V.

  (A) The Board of Directors may from time to time, by vote of a majority of its members present at a duly held meeting, adopt, amend or repeal all or any of the Bylaws of the Corporation as permitted by Chapter 302A of the Minnesota Statutes, as amended, subject to the power of the shareholders to adopt, amend or repeal such Bylaws.

  (B) The Board of Directors is authorized to accept and reject subscriptions for and to dispose of shares of authorized stock of the Corporation, including the granting of stock options, warrants and other rights to purchase stock, without action by the shareholders and upon such terms and conditions as may be deemed advisable by the Board of Directors in the exercise of its discretion, except as otherwise limited by Chapter 302A of the Minnesota Statutes, as amended.

  (C) The Board of Directors is authorized to issue, sell or otherwise dispose of bonds, debentures, certificates of indebtedness and other securities, including those convertible into stock, without action by the shareholders and for such consideration and upon such terms and conditions as may be deemed advisable by the Board of Directors in the exercise of its discretion, except as otherwise limited by Chapter 302A of the Minnesota Statutes, as amended.


                                     ARTICLE VI.

A director of the Corporation shall not be personally liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except to the extent provided by applicable law (i) for any breach of the director's duty of loyalty to the Corporation or its shareholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under Sections 302A.559 or 80A.23 of the Minnesota Statutes, as amended, (iv) for any transaction from which the Director derived an improper personal benefit, or (v) for any act or omission occurring prior to the date that this Article becomes effective. No amendment to or repeal of this Article shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

                                     ARTICLE VII.

Any action required or permitted to be taken at a meeting of the Board may be taken by written consent signed by all the directors; provided that, if the action is one which does not require shareholder approval, such action may be taken by written consent signed by the number of directors that would be required to take the same action at a meeting at which all directors were present.


                                    ARTICLE VIII.

The shareholders of the Corporation have no right to cumulate their votes in the election of directors.


                                     ARTICLE IX.

The shareholders of the Corporation have no preemptive rights in any future issuance of stock by the Corporation.


                                      ARTICLE X.

Until the earlier of: (a) December 10, 1993, or (b) the date that St. Paul Fire and Marine Insurance Company ("St. Paul") no longer holds at least sixty thousand (60,000) shares of Common Stock of the Corporation (appropriately adjusted to reflect stock splits, stock dividends, reorganizations, consolidations and similar changes hereafter effected), St. Paul shall be entitled to elect one director of the Corporation and to exercise any right of removal or replacement of such director.

Until the earlier of: (a) December 10, 1993, or (b) the date that Oak Investment Partners IV A Limited Partnership, and Oak IV Affiliates Fund A Limited Partnership (collectively, "Oak Investment") no longer hold an aggregate of forty thousand (40,000) shares of Common Stock (appropriately adjusted to reflect stock splits, stock dividends, reorganizations, consolidations and similar changes hereafter effected), Oak Investment shall be entitled to elect one director of the Corporation and to exercise any right of removal or replacement of such director.


So long as either of St. Paul or Oak Investment is entitled to elect a director as set forth above, the Board of Directors of tAugust 9, 1996he Corporation shall consist of not more than six members and the holders of the Common Stock (other than St. Paul and Oak Investment), exclusively and voting as a single class, shall be entitled, by a vote of a majority of the outstanding shares of Common Stock held by such holders, to elect four directors of the Corporation and to exercise any right of removal or replacement of such directors.

No delay or failure by the holders of Common Stock to elect members of the Board of Directors whom such holders are entitled to elect shall invalidate the election of the remaining members of the Board of Directors as set forth above.





                                       STATE OF MINNESOTA
                                       DEPARTMENT OF STATE
                                             FILED
                                       APR. 2  1992
                                       /s/  Joan Anderson Growe
                                       Secretary of State

                                  State of Minnesota
                           Office of the Secretary of State

                        AMENDMENT OF ARTICLES OF INCORPORATION

READ INSTRUCTIONS AT BOTTOM OF PAGE BEFORE COMPLETING THIS FORM

CORPORATE NAME:    AVECOR Cardiovascular Inc.


This amendment is effective on the day it is filed with the Secretary of State, unless you indicate another date, no later than 30 days after filing with the Secretary of State, in this space:



The following amendments of articles or modifications to the statutory requirements regulating the above corporation were adopted: (Insert full text of newly amended or modified article(s), indicating which article(s) is(are) being amended or added. If the full text of the amendment will not fit in the space provided, please do not use this form. Instead, retype the amendment on a separate sheet or sheets using this format.)

ARTICLE X, third paragraph

          RESOLVED, That the third paragraph of Article X of the Company's Second Restated Articles of Incorporation be amended in its entirety as follows:

                   So long as either of St. Paul or Oak Investment is entitled to elect a director as set forth above, the Board of Directors of the Corporation shall consist of not more than seven members and the holders of Common Stock (other than St. Paul and Oak Investment), exclusively and voting as a single class, shall be entitled, by a vote of a majority of the outstanding shares of Common Stock held by such holders, to elect five directors of the Company and to exercise any right of removal or replacement of such directors.

This amendment has been approved pursuant to chapter 302A, Minnesota Statutes. I certify that I am authorized to execute this amendment and I further certify that I understand that by signing this amendment, I am subject to the penalties of perjury as set forth in section 609.48 as if I had signed this amendment under oath.


                                            /s/ Richard G. Lareau
                                            ----------------------------------
                                            (Signature of Authorized Person)

- --------------------------------------------------------------------------------

INSTRUCTIONS:                                 FOR USE BY THE SECRETARY OF STATE

1. Type or print with dark black ink.                STAMP OF SECRETARY
2. Filing fee:  $35.00
3. Make check payable to Secretary of State.         STATE OF MINNESOTA
4. Mail or bring completed forms to:                 DEPARTMENT OF STATE
                                                           FILED
   Secretary of State                                   AUG 6, 1993
   Business Services Division
   180 State Office Building                       /s/ Joan Anderson Growe
   Saint Paul, MN  55155                              SECRETARY OF STATE
   (612) 296-2803

                               FORM

                                of

        CERTIFICATE OF DESIGNATION, PREFERENCES AND RIGHTS

                                of

                 SERIES A JUNIOR PREFERRED STOCK

                                of

                    AVECOR CARDIOVASCULAR INC.

               Pursuant to Section 302A.401 of the
               Minnesota Business Corporations Act
                    of the State of Minnesota

                      ----------------------


     We, Anthony Badolato, Chief Executive Officer, and Gregory J. Melsen, Chief Financial Officer and Treasurer, of AVECOR Cardiovascular Inc., a corporation organized and existing under the Business Corporations Act of the State of Minnesota (the "Corporation"), in accordance with the provisions thereof, DO HEREBY CERTIFY:

     That pursuant to the authority vested in the Board of Directors by the Articles of Incorporation of the Corporation, the said Board of Directors on June 26, 1996, adopted the following resolution creating a series of two hundred thousand (200,000) shares of Preferred Stock designated as Series A Junior Preferred Stock:

     RESOLVED, that pursuant to the authority vested in the Board of Directors of this Corporation in accordance with the provisions of its Articles of Incorporation, a series of Preferred Stock of the Corporation be and it hereby is created, and that the designation and amount thereof and the voting powers, preferences and relative, participation, optional and other special rights of the shares of such series, and the qualifications, limitation or restrictions thereof are as follows:

     Section 1. DESIGNATION AND AMOUNT. The shares of such series shall be designated as Series A Junior Preferred Stock, par value $.01 per share (the "Series A Junior Preferred Shares"), and the number of shares constituting such series shall be two hundred thousand (200,000).

     Section 2.  DIVIDENDS AND DISTRIBUTIONS.

     (a) Subject to the prior and superior rights of the holders of any shares of any series of Preferred Stock ranking prior and superior to Series A Junior Preferred Shares with respect to dividends, the holders of Series A Junior Preferred Shares shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the first day of January, March, July and October in each year (each such date being referred to herein as a "Quarterly Dividend Payment Date," commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a Series A Junior Preferred Share, in an amount per share (rounded to the nearest cent) equal to (subject to the provision for adjustment hereinafter set forth), 1,000 times the aggregate per share amount of all cash dividends, and 1,000 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock, par value $.01 per share, of the Corporation (the "Common Stock") since the immediately preceding Quarterly Dividend Payment Date, or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a Series A Junior Preferred Share. In the event the Corporation shall at any time after June 26, 1996 (the "Rights Declaration Date") (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or
(iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the amount to which holders of Series A Junior Preferred Shares were entitled immediately prior to such event under clause (b) of the preceding sentence shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

     (b) The Corporation shall declare a dividend or distribution on the Series A Junior Preferred Shares as provided in paragraph (a) above immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock).

     (c) Dividends shall begin to accrue and be cumulative on outstanding Series A Junior Preferred Shares from the Quarterly Dividend Payment Date next preceding the date of issue of such Series A Junior Preferred Shares, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of Series A Junior Preferred Shares entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the Series A Junior Preferred Shares in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of Series A Junior Preferred Shares entitled to receive payment of a dividend or distribution declared thereon, which record date shall be no more than 30 days prior to the date fixed for the payment thereof.

     Section 3. VOTING RIGHTS. In addition to any other voting rights required by law, the holders of Series A Junior Preferred Shares shall have the following voting rights:

     (a) Subject to the provision for adjustment hereinafter set forth, each Series A Junior Preferred Share shall entitle the holder thereof to 1,000 votes on all matters submitted to a vote of the stockholders of the Corporation. In the event the Corporation shall at any time after the Rights Declaration Date (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding shares of Common Stock, or
(iii) combine the outstanding shares of Common Stock into a smaller number of shares, then in each such case the number of votes per share to which holders of Series A Junior Preferred Shares were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

     (b) If, on the date used to determine stockholders of record for any meeting of stockholders for the election of directors, a default in dividends on the Series A Junior Preferred Shares shall exist, the number of directors constituting the Board of Directors of the Corporation shall be increased by two, and the holders of the Series A Junior Preferred Shares shall have the right at such meeting, voting together as a single class, to elect two directors of the Corporation to fill such newly created directorships. Each director elected by the holders of Series A Junior Preferred Shares (herein called a "Series A Preferred Director") shall continue to serve as such director for the full term for which he shall have been elected, notwithstanding that prior to the end of such term a default in dividends shall cease to exist. Any Series A Preferred Director may be removed by, and shall not be removed except by, the vote of the holders of record of the outstanding Series A Junior Preferred Shares, voting together as a single class, at a meeting of the stockholders, or of the holders of Series A Junior Preferred Shares called for such purpose. Thereafter, so long as a default in dividends on the Series A Preferred Shares shall exist (i) any vacancy in the office of a Series A Preferred Director may be filled (except as provided in the following clause (ii)) by an instrument in writing signed by the remaining Series A Preferred Director and filed with the Corporation and (ii) in the case of the removal of any Series A Preferred Director, the vacancy may be filled by the vote of the holders of the outstanding Series A Junior Preferred Shares, voting together as a class, at the same meeting at which such removal shall be voted. Each director appointed as aforesaid by the remaining Series A Preferred Director shall be deemed, for all purposes hereof, to be a Series A Preferred Director. Whenever the term of office of the Series A Preferred Directors shall end and no default in dividends on the Series A Junior Preferred Shares shall exist, the number of directors constituting the Board of Directors of the Corporation shall be reduced by two. For the purposes of this Section 3(b), a "default in dividends" on the Series A Junior Preferred Shares shall be deemed to have occurred whenever there shall be an arrearage in the payment of any dividends to which the holders of the Series A Junior Preferred Shares are entitled to receive, whether or not any such dividends have been declared by the Board of Directors, for six consecutive quarters, and, having so occurred, such default shall be deemed to exist thereafter until, but only until, all accrued dividends on all shares of Series A Junior Preferred Shares then outstanding shall have been paid through the last Quarterly Dividend Payment Date.

          At any time when such right to elect directors separately as a class shall have so vested, the Corporation may, and upon the written request of the holders of record of not less than 20% of the then outstanding total number of the Series A Junior Preferred Shares shall, call a special meeting of holders of such Series A Junior Preferred Shares for the election of directors. In the case of such a written request, such special meeting shall be held within 90 days after the delivery of such request, and, in either case, at the place and upon the notice provided by law and in the Bylaws of the Corporation; provided that the Corporation shall not be required to call such a special meeting if such request is received less than 120 days before the date fixed for the next ensuing annual or special meeting of stockholders of the Corporation. After the number of directors of the Corporation shall have been increased by two as hereinabove provided, the number as so increased may thereafter be further increased or decreased in such manner as may be permitted by the Articles of Incorporation or By-laws, provided that no such action shall impair the right of the holders of Series A Junior Preferred Shares to elect and to be represented by two directors as herein provided.

     (c) Except as otherwise provided herein, in the Articles of Incorporation of the Corporation or by law, the holders of Series A Junior Preferred Shares and the holders of Common Stock (and the holders of shares of any other series or class entitled to vote thereon) shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation.

     Section 4.  CERTAIN RESTRICTIONS.

     (a) Whenever any dividends or other distributions payable on the Series A Junior Preferred shares as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on Series A Junior Preferred Shares outstanding shall have been paid in full, the Corporation shall not:

          (i) declare or pay dividends on, make any other distributions on, or redeem or purchase or otherwise acquire for consideration any share ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Junior Preferred Shares;

         (ii) declare or pay dividends on or make any other distributions on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Junior Preferred Shares, except dividends paid ratably on the Series A Junior Preferred Shares and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

         (iii) redeem or purchase or otherwise acquire for consideration shares of any stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Junior
     Preferred Shares, provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such parity stock in exchange for shares of any stock of the Corporation ranking junior
     (either as to dividends or upon dissolution, liquidation or winding up) to the Series A Junior Preferred Shares; or

         (iv) purchase or otherwise acquire for consideration any Series A Junior Preferred Shares, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

     (b) The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under paragraph (a) of this Section 4, purchase or otherwise acquire such shares at such time and in such manner.

     Section 5. REACQUIRED SHARES. Any Series A Junior Preferred Shares purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors.

     Section 6. LIQUIDATION, DISSOLUTION OR WINDING UP. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of Series A Junior Preferred Shares shall be entitled to receive the greater of (a) $1,000.00 per share, plus accrued dividends to the date of distribution, whether or not earned or declared, or (b) an amount per share, subject to the provision for adjustment hereinafter set forth, equal to 1,000 times the aggregate amount to be distributed per share to holders of Common Stock. In the event the Corporation shall at any time after the Rights Declaration Date (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding shares of Common Stock, or
(iii) combine the outstanding shares of Common Stock into a smaller number of shares, then in each such case the amount to which holders of Series A Junior Preferred Shares were entitled immediately prior to such event pursuant to clause (b) of the preceding sentence shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

     Section 7. CONSOLIDATION, MERGER, ETC. In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case the Series A Junior Preferred Shares shall at the same time be similarly exchanged or changed in an amount per share (subject to the provision for adjustment hereinafter set forth) equal to 1,000 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged. In the event the Corporation shall at any time after the Rights Declaration Date (i) declare any dividend on Common Stock payable in shares of Common Stock,
(ii) subdivide the outstanding shares of Common Stock, or (iii) combine the outstanding shares of Common Stock into a smaller number of shares, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of Series A Junior Preferred Shares shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

     Section 8. NO REDEMPTION. The Series A Junior Preferred Shares shall not be redeemable.

     Section 9. RANKING. The Series A Junior Preferred Stock shall rank junior to all other series of the Corporation's Preferred Stock as to the payment of dividends and the distribution of assets, unless the terms of any such series shall provide otherwise.

     Section 10. FRACTIONAL SHARES. Series A Junior Preferred Shares may be issued in fractions of a share which shall entitle the holder, in proportion to such holder's fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series A Junior Preferred Shares.

     Section 11. AMENDMENT. The Articles of Incorporation of the Corporation shall not be further amended in any manner which would materially alter or change the powers, preferences or special rights of the Series A Junior Preferred Shares so as to affect them adversely without the affirmative vote of the holders of a majority or more of the outstanding Series A Junior Preferred Shares, voting separately as a class.

     IN WITNESS WHEREOF, the undersigned have executed and subscribed this Certificate and do affirm the foregoing as true under penalties of perjury this 26th day of June, 1996.


                              /s/ Anthony Badolato
                              -----------------------------------------
                              Anthony Badolato
                              Chief Executive Officer


ATTEST:

/s/ Gregory J. Melsen
- -----------------------------------------
Gregory J. Melsen
Chief Financial Officer
and Treasurer






                                                    STATE OF MINNESOTA
                                                    DEPARTMENT OF STATE
                                                           FILED
                                                    JUL 03 1996
                                                    /s/ Joan Anderson Growe
                                                    Secretary of State